Children's Insurance Benefit Rider

This rider is part of your policy. The date of issue of this rider is the same as the date of issue of the policy unless otherwise stated on page 3.

Insured As used in this rider, the insured means the insured for the policy.

Insured Child         Insured  child  means each  child,  stepchild,  or legally adopted child of the insured who is older than 14 days and is either:
                      o named in the application and under age 20 on the date of application for this rider, or
                      o after the date of application, born of a marriage of the insured or legally adopted by the insured before the child's 20th birthday. Death must occur while this rider is in force. The number of units of insurance for this rider is shown on page 3. The amount of term insurance per unit on each insured child is $1,000 ($500 before 6 months of age) expiring on the earlier of:
                      o the insured child's 22nd birthday, or
                      o the policy anniversary nearest the insured's 65th birthday.

Paid-Up Term
Insurance
On Death of Insured   If the insured dies while this rider is in force, the term insurance on each insured child will become fully paid-up.
                      The paid-up term insurance may be surrendered for its cash value while an insured child is living. The cash value will be equal to the net single premium for this insurance on the date of surrender. Net single premiums are based on the Commissioners' 1980 Standard Ordinary Mortality Table with interest at 4% per year and continuous functions.

Beneficiary           A beneficiary  for the  insurance  payable on the death of each insured  child may be named or changed as provided in the policy.  If no beneficiary is specifically  named, the beneficiary  is the  insured,  if  living,  otherwise  the
                      estate        of        the         insured         child.

Owner The owner of the policy is the owner of this rider while the insured is living. Upon the insured's death, each insured child will be the owner of any insurance on his own life unless otherwise specified in the policy.



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Conversion Option     The term  insurance on each insured child may be converted on its expiry date to a new policy on the same life. The new policy will be issued without evidence of insurability subject to the following conditions.
                      1. You must send us a written application for the new policy and pay the first premium during the 90 days immediately preceding the date the term insurance expires.
                      2. The new policy will take effect when the term insurance expires.
                      3. The new policy will be issued for an amount up to 5 times the amount of term insurance expiring on the insured child's life.
                      4. Any plan of insurance (except term insurance) offered by us on the date of issue of the new policy can be selected.
                      5. The new policy will be issued at the insured child's age and at the rates in effect on its date of issue.
                      6. A disability waiver rider and a guaranteed insurability rider may be attached to the new policy without evidence of insurability. A disability benefit in the new policy will apply only if the total disability begins after its date of issue. The amount of the guaranteed insurability
                      rider  may  not  exceed  the  amount  of   expiring   term
                      insurance. The inclusion of any other riders in the new policy will be subject to our consent and satisfactory
                      evidence    of    insurability    for    such    benefits.

Incontestability      This  rider  will  not be  contested  as to the  insurance provided  on the life of any  insured  child  named on the application  for  this  rider  after  it has been in force during the lifetime of that insured child for 2 years from
                      the     date     of      issue     of     this      rider.

Suicide If the insured commits suicide, while sane or insane, within 2 years from the date of issue of this rider, the amount payable by us under this rider will be limited to the monthly deductions made for this rider unless otherwise provided in the suicide provision of the policy. This rider will terminate without value when that death occurs.

Cost of Benefit       The cost for this rider is determined monthly and deducted from the account value of the policy on each monthiversary until the rider terminates.

                      The standard monthly cost factor for this rider is $.83. The monthly cost for this rider is the monthly cost factor times the rating factor shown on page 3 items the number of units of the insurance for this rider.

Terminations

                      This rider will terminate on the earliest of the following dates:
                      o the policy anniversary nearest the insured's 65th birthday;
                      o the date of termination of the policy; or
                      o the monthiversary following the date requested by you in writing.


                   American United Life Insurance Company(R)




                                    Secretary